Exhibit 10.34

ENTRAVISION COMMUNICATIONS CORPORATION

2004 EQUITY INCENTIVE PLAN

RESTRICTED STOCK UNIT AWARD

Grantee:

You have been granted an award of Restricted Stock Units (an “Award”) under the Entravision Communications Corporation (the “Company”) 2004 Equity Incentive Plan, as amended (the “Plan”), with the following terms and conditions:

Grant Date:
Number of Restricted Stock Units:
Vesting Schedule:

All of your Restricted Stock Units will vest in full on the earlier of: (x) [the one-year anniversary of the grant date] or (y) the business day immediately preceding the date of the Company’s [next year] annual stockholders meeting, provided that you are a member of the Board of Directors on either such date, as applicable. Notwithstanding the foregoing, if your service on the Board of Directors terminates as a result of death or Disability prior to the vesting date, your Restricted Stock Units will become fully vested on the date of such termination. If you are a member of the Board of Directors at the time of a Change of Control, your Restricted Stock Units will vest as determined by the Compensation Committee of the Board of Directors of the Company (the “Committee”) or otherwise as provided by Section 16(c) of the Plan (provided, that, for purposes of Section 16(d) of the Plan and notwithstanding anything therein, accelerated vesting of Restricted Stock Units will be cut back as necessary to avoid the application of Section 280G of the Code, if applicable, and neither you nor the Company will have any discretion to elect other compensation to be cut back prior to cutting back any accelerated vesting under this Award). Upon any other termination of your service on the Board of Directors prior to the vesting date, you will forfeit the Restricted Stock Units.

Issuance of Shares:

As soon as practicable following your “separation from service” with the Company (within the meaning of Section 409A of the Internal Revenue Code of 1986, as amended, and the guidance promulgated thereunder (“Section 409A”)) and within 30 days following such event, the Company will issue in your name a number of Shares equal to the number of vested Restricted Stock Units (and you will forfeit any then-unvested Restricted Stock Units as of such date after accounting for any accelerated vesting).

Transferability of Restricted Shares:

By accepting this Award, you agree not to sell any Shares acquired under this Award at a time when applicable laws, Company policies (including, without limitation, the Company’s Insider Trading Policy) prohibit such sale.

Rights as Shareholder:	You will not be deemed for any purpose to be a stockholder of the Company with respect to any of the Restricted Share Units unless and until Shares are issued therefor upon vesting of the units.

Transferability of Award:

You may not transfer, assign, hypothecate, pledge or encumber this Award for any reason, other than any transfer under your will or as required by intestate laws. Except for permitted transfers as described in the foregoing sentence, any attempted transfer, assignment, hypothecation, pledge or encumbrance will be null and void. Your Restricted Stock Units are not subject to any offset for any amounts that may be owed to the Company or otherwise.

Tax Withholding:

To the extent that the payment of the Restricted Stock Units results in income to you for Federal, state or local income tax purposes, the Company will withhold that number of Shares otherwise deliverable to you having an aggregate Fair Market Value on the date the tax is to be determined equal to the minimum statutory total tax that the Company must withhold. The value of any fractional Share remaining shall be paid in cash.

Miscellaneous:

The existence of this Award shall not affect in any way the right or power of the Company or its stockholders to make or authorize any or all adjustments, recapitalizations, reorganizations or other changes in the Company’s capital structure or its business, or any merger or consolidation of the Company, or any issuance of bonds, debentures, preferred or prior preference stock senior to or affecting the common stock or the rights thereof, or dissolution or liquidation of the Company, or any sale or transfer of all or any part of the Company’s assets or business or any other corporate act or proceeding, whether of a similar character or otherwise.

This Award shall be interpreted by the Committee and any interpretation by the Committee of the terms of this Award or the Plan and any determination made by the Committee pursuant to this Award shall be final, binding and conclusive.

The issuance of Shares under this Award shall be subject to all applicable laws, rules, and regulations, and to such approvals by any governmental agencies or national securities exchanges as may be required.

This Award is not intended to provide for a deferral of compensation that would be subject to Section 409A of the Code (“Section 409A”). If, notwithstanding the parties’ intent in this regard, at the time of your termination of Service, you are determined to be a “specified employee” as defined in Section 409A, and one or more of the payments or benefits received or to be received by you pursuant to the Restricted Stock Units would constitute deferred compensation subject to Section 409A, no such payment or benefit will be provided under the Restricted Stock Units until the earliest of (A) the first payroll date which is six (6) months and one (1) day after your “separation from service” for any reason, other than death (as such term is used in Section 409A(a)(2) of the Code), (B) the date of your death or (C) the effective date of a “change in the ownership or effective control” or a “change in ownership of a substantial portion of the assets” of the Company (as such terms are used in Section 409A(a)(2)(A)(v) of the Code). The provisions of this section shall only apply to the extent required to avoid your incurrence of any additional tax or interest under Section 409A or any regulations or U.S. Department of the Treasury (“guidance promulgated thereunder. The Company makes no representation that these Restricted Stock Units are not subject to Section 409A nor makes any undertaking to preclude Section 409A from applying to these Restricted Stock Units.

This Restricted Stock Unit Award is granted under and governed by the terms and conditions of the Plan. Additional provisions regarding your Award and definitions of capitalized terms used and not defined in this Award can be found in the Plan.